ITEM 77K
                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT


Effective January 6, 2006, Ernst & Young LLP ("E & Y") resigned as each Fund's independent registered public accountants. As of the same date and based upon the recommendation of each Fund's Audit and Compliance Committee, each Fund's Board of Directors approved Briggs Bunting & Dougherty, LLP as the Funds' independent registered public accounting firm for the Funds' fiscal years ending October 31, 2006. E & Y's reports on each Fund's financial statements for the fiscal years ended October 31, 2004 and October 31, 2005 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to the uncertainty, audit scope, or accounting principles. During the Funds ` fiscal years ended October 31, 2004 and October 31, 2005 and during the period of November 1, 2005 through January 6, 2006 (collectively, the "Period"), (i) there were no disagreements with E & Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E & Y, would have caused it to make reference to the subject matter of disagreements in connection with its report on each Fund's financial statements for such year, and (ii) there were no "reportable events" of the kind described in Item 304 (a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds have provided E&Y with a copy of these disclosures and has requested E&Y to furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree.